Exhibit 99.2

Conference Call Transcript DANKY - Q4 2005 Danka Business Systems Earnings Conference Call Event Date/Time: Jun. 10. 2005 / 10:00AM ET Event Duration: N/A

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	1

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

CORPORATE PARTICIPANTS

Don Thurman

Danka Business Systems - Chief Marketing Officer

Todd Mavis

Danka Business Systems - CEO

Mark Wolfinger

Danka Business Systems - CFO

CONFERENCE CALL PARTICIPANTS

Rob Brown

Craig-Hallum Capital - Analyst

Hector Forsythe

Evolution - Analyst

John Orago

Water Island Capital - Analyst

Tyson Dare

Wealth Managers Corporation - Analyst

Josh Lipton

E.E. Vance - Analyst

Matthew Campbell

Knott Partners - Analyst

Alexi Toscarus

Bear Stearns - Analyst

PRESENTATION

Operator

Welcome to the Danka fiscal year 2005 fourth quarter and year end financial results conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference call is being recorded for replay purposes. I would now like to introduce your host for today’s call, Mr. Don Thurman, Chief Marketing Officer for Danka Business Systems. Please go ahead, sir.

Don Thurman - Danka Business Systems - Chief Marketing Officer

Thank you, operator. And welcome to Danka’s quarterly results call for the fourth quarter of fiscal 2005 ended on March 31, 2005. Our call today will begin with high-level observations from CEO, Todd Mavis, and then details on selected financial topics from CFO, Mark Wolfinger. After their remarks we will be happy to take your questions.

Please be aware that certain statements during this call may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. And we hereby claim the Safe Harbor protection afforded by this Act for any such statements. Those statements involved a number of factors that could cause actual results to differ materially. Listeners are cautioned to not place undue reliance on these statements which reflect our analysis only as of the date they were made. Additional information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, from Danka’s website, Danka.com, or from Investor Relations.

All non-GAAP financial information referenced in this call is reconciled in tables contained in today’s news release or on our website. As a matter of policy we do not generally make any specific projections as to future results, nor do we endorse any projections regarding future performance that may be made by others outside our Company.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	2

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Audio replays of the call will be available for a limited time via a special dial in number and our website. Details can be found at Danka.com or in today’s news release announcing this call. Now here is Todd.

Todd Mavis - Danka Business Systems - CEO

Great. Thank you, Don. I also would like to welcome everyone to the call. Before I begin my remarks, I would like to add my comment to the announcement you read today regarding Mark Wolfinger’s decision to retire around the end of this month after seven plus years of leading our financial organization and being a key member of the senior management team.

On a personal level I have had good fun chiding Mark about the coincidence of his retirement coinciding with the fact that we just threw a surprise 50th birthday party for him earlier this week. But seriously, on behalf of all of us here at Danka, and I am share many of you as well, we would like to wish him all the best.

Now turning to our results, most of you probably saw our pre-announcement a couple of weeks ago in which we commented on several aspects of our fourth quarter performance. As was highlighted in the preannouncement, and reinforced in our earnings release today, the size of our operating loss was unacceptable. In particular I was disappointed by adjustments to service revenue which resulted in lower service gross margin, and other extraordinary and one time charges in the quarter. We will address each of these areas during our call today.

On the other hand, we did successfully execute on several important strategic initiatives in the quarter. We shared with you on our last earnings call and again at our March investor conference that we would focus on several key areas in the fourth quarter. For example, we’re pursuing broader, more profitable customer relationships through an expanded services product portfolio that we progressed in the quarter, all of which are necessary for us to deliver on a comprehensive Managed Print Services solution.

Success has included a 40% sequential increase in revenue from a key component of our Managed Print Services solution, our TechSource multivendor services. For instance we grew our relationship with the U.S. federal government, formally limited to the sale and maintenance of copies, to include some 500 new TechSource service contracts covering printers and MFPs originally sold by our competitors.

We also used this approach to expand our business at UPS from providing MFPs to also delivering a high-level production print solution at their world port hub in Louisville. In addition, our Danka services organization began rolling out the newest component of our Danka @ the Desktop portfolio, Danka’s Print Director Pro, which is our customized software that helps customers manage their print activities, providing valuable insight into document cost and intelligent distribution of print jobs to the most cost-effective device.

And of course we continue to streamline the business by executing on our high priority Vision 21 program. During the fourth quarter we completed the process of segmenting our customers based on need, size and opportunity, and then defining appropriate service levels which will result in assigning cross-functional teams that will own each of these customer segments. The point is this initiative is designed to improve the customer experience, capture more of what our best clients spend on print and copy by creating more intimate relationships with them, and reduce overall go to market cost.

Moreover, we negotiated an agreement in the fourth quarter to outsource a significant portion of our U.S. IT operations to MCI. We are excited by the cost reductions that we will derive from this relationship. When fully implemented, this agreement, combined with other IT restructuring actions, will generate annual savings of 8 to 10 million a year without any loss in capability, and in fact a better disaster recovery program. We expect to begin seeing some of these savings in the second quarter.

We also reduced worldwide headcount in the quarter, and the associated cost reduction should start showing up in our first quarter. We began rolling out new productivity software for our service fulfillment organization. This tool is designed to increase productivity and lower cost by enabling more efficient scheduling and dispatch. In addition, it will facilitate our efforts to organize around the customer and provide important capabilities for Managed Print Services.

And at the same time we did have some higher than projected spending in the fourth quarter, especially as it relates to Sarbanes-Oxley compliance. While this endeavor was far more time-consuming and expensive than originally projected, this process is and has resulted in us improving many aspects of our operations and business controls. In fiscal year 2006 we will spend significantly less money on this project, but we will continue to take the necessary actions to remediate the identified weaknesses. Mark will have more on our compliance status in a few moments.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	3

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

We told you on the last call that we were going to focus on certain key areas of improvement in working capital, and we did so. We decreased DSOs by two days. And as you would expect, this is net of any adjustment. Equally important, we reduced worldwide inventories by $22 million, or about 18%, and increased inventory turns from about 5 to 6 in the quarter. And we were pleased with the success of the special marketing programs we put in place to reduce targeted inventory.

Additionally, we continued to position ourselves for an expanded product portfolio, which resulted in us taking less equipment from traditional partners, and also reduced the manufacturing incentives that we receive. Both of these actions contributed to the decline in gross margins on equipment sales.

As you would expect, the improvements in working capital generated positive cash in the quarter. And finally as you know, we have often stated our intent is to exit non-strategic and underperforming markets. In the quarter we took significant steps in this direction. To this point, we are in the final stages of completing the sale of one of our geographic operations to an international company for cash. We expect to make an announcement with the details in the next couple of weeks.

In addition to executing on these key strategies in the fourth quarter, we also proactively addressed several problem areas. Our performance in fiscal 2005, and particularly our fourth quarter results in the Americas group, revealed management weaknesses that we dealt with at year end. In particular we made changes in our management team, including expanding the responsibility of some of our best-performing managers. In addition, I personally increase my direct involvement in the Americas, particularly in the U.S. sales. These changes also had the added benefit of removing a layer of management, which will help us get closer to our customers and improve our responsiveness.

Now here is Chief Financial Officer, Mark Wolfinger, with some key financial stats from the quarter.

Mark Wolfinger - Danka Business Systems - CFO

Thank you, Todd. As Todd indicated there were a number of charges in the fourth quarter which had a big impact on the numbers. And in my remarks I will provide some additional explanation about those and other aspects of our results.

Let me start with the trade receivables adjustment. As we do each year, we perform an extensive analysis and testing at fiscal year end. In the U.S. business our Oracle systems have provided additional capabilities and insight, which add value to the processes; for example, issuing customer statements. But we continue to have far too many manual touch points in customer contract setup issues. Based on the additional analytics which we were able to complete at this year end, we established a change in estimate from an accounting view on a go forward prospective basis. The impact of this change in estimate was reflected in two areas in the income statement; revenue, and therefore margin, and SG&A expense. The only related items were provided as offsets to revenue, and collection or bad debt related items were charged to SG&A expense.

As a result of the review we determine that we needed to increase the U.S. allowance by $17.8 million. 8.5 million of that amount was recorded as adjustments to service and supply revenue. 2.7 million was an adjustment to equipment revenue, and 6.6 million was recorded as a bad debt expense. From a topline perspective, revenue was $300.2 million, 13% lower than the year ago period and 4% lower than the third quarter.

Now let’s take a look at the components of revenue. Equipment revenue increased slightly on a sequential basis. However, service revenue dropped substantially on both a sequential and year-over-year basis. Most of the service revenue decline occurred in the Americas group, and there were two major contributing factors.

First, the revenue was negatively impacted by the offset from the AR adjustment that I previously mentioned. And second, by a decline in revenues associated with our analog installed base of equipment. You may have noticed that other companies in our industry with large analog bases have recorded similar issues. Please remember that approximately one-third of our base is still analog.

As you would expect, this decline in service revenue reduced our gross margins. As a result of this and other factors, our service gross margin in the quarter was 28.6%. This percentage is clearly below our historical averages, however most, about two-thirds of the variance, can be attributed to the 8.5 million accounts receivable adjustment. We have every reason to believe that our service gross margins will return to historical ranges going forward.

As Todd mentioned, equipment gross margins also declined as well. And this is largely attributable to our Americas operating segment, whereas European gross margins held fairly steady. This occurred primarily for two reasons; the $2.7 million accounts receivable adjustment and the decline in manufacturing incentives received in the fourth quarter. Partly as a result of these factors and the charges outlined, consolidated gross margins in the quarter were 27.6%. We anticipate that overall margins should improve in the first quarter to a more historical range.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	4

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Now let’s turn our discussion to our fourth quarter progress on Vision 21, which was and continues to be a high priority for us. First, I am pleased to report that we remain on track to get between 60 and 73 million in annualized savings from our ongoing restructuring initiative announced last fiscal quarter. However I do recognize that it is difficult to see the impact of our restructuring initiatives when you compare our fourth quarter G&A expense of 133.1 million this year to 118.9 million in the fourth quarter last year. This is partly because of the charges we discussed, other items and several large expenditures. Let me clear up some of the confusion for you.

Let’s begin with Sarbanes-Oxley compliance where we spend $9.2 million compared to virtually nothing in the year ago quarter. Next, we experienced an increase of $6.6 million of bad debt charges related to the trade receivable adjustment I talked about before. Third, we incurred 2.2 million in professional fees related to the cost restructuring initiative. And finally, SG&A was negatively impacted by $2.1 million related to foreign currency exchange. These components alone total over $20 million.

Taking this analysis a step further, on a annual basis were it not for spending $18 million in professional fees, 13.5 million of which was for Sarbox, and a $15.3 million heavier than normal bad debt charge, and an FX impact of $13.6 million, our SG&A would have been down significantly this year.

Our results have also been impacted by an adjustment in goodwill and restructuring activities. And now I will provide you with some detail on those. First, we completed our annual review of goodwill as required. And as a result we are recording a non-cash charge of $71 million for our Europe/Australia group. Finally we had a $12.7 million charge for our ongoing cost restructuring initiatives. 12 million was attributable to severance, and the balance to facilities. We expended $1.7 million of cash in Q4 related to these initiatives.

For the year we took a $13.7 million charge, and reversed 3.5 million of the 2004 restructuring plan, for a net restructuring charge of 10.2 million. In the fiscal year we paid out cash of $25.3 million for restructuring. As it relates to capital expenditures, for the full year our CapEx expenditures of 24.8 million were substantially below the 39.5 million spent last year.

Free cash flow in the fourth quarter was 8.8 million compared to a use of 18.6 million in the prior quarter. As a reminder, the first and third fiscal quarters are when our interest payments of about $13 million are paid. As we have previously discussed, within the next 30 to 45 days, we expect to complete a tax payment of about $10 million as a result of a favorable settlement with a European tax authority. As such we expect to be a significant consumer of cash in the near term.

As you have probably seen in our earnings release, we have completed our initial management assessment as required by Section 404 of the Sarbanes-Oxley Act. We will be disclosing that there are material weaknesses in internal controls relating to our information technology general controls, revenue and billing processes, inventory and real assets custodies, and tracking processes, and our financial statement close process and income tax process. While the Company implemented important improvements within fiscal 2005, as a result of this assessment we will continue to aggressive remediation activities throughout fiscal 2006.

Now here is Todd.

Todd Mavis - Danka Business Systems - CEO

Great, thank you Mark. After listening to our comments on the results, I believe it is important for all to understand that we are not confused, nor are we in the denial about the fact that our performance in Q4 was unacceptable, and fiscal 2005 at best was a difficult year.

With that said, we do believe, no, we know that we are on the right path strategically. We see progress every day in our services-led approach. And while sales of copiers, printers, hybrids and other document devices remain the foundation of our business, we also are building new annuity revenue streams that are independent of these equipment sales. We also recognize that by securing our position as the best independent provider of equipment and related services, we uniquely position ourselves to compete in the management services business. So our internal focus continues to include a strong emphasis on improving our core business of distributing copier and printer products and service.

Going forward, as we create a robust management services offering and drive customers to this high-value solution, we have the opportunity to effectively double the size of the market that we participate in today, which when coupled with our other initiatives and better execution, present us with a great opportunity to improve in 2006.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	5

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Why do I believe this? Well, when I reflect on the year there are many areas that stand out to me that may not be as evident to you listening today. For example, we took a big swing at our embedded expenses. We reduced employee and related expenses by about $36 million, and these costs are not coming back. In fact our recent headcount reductions will generate even further savings. We also reduced facility cost by 8.6 million, and again these costs are not coming back either.

In addition we dealt with some significant issues in the year that we can’t let reoccur. Consulting fees increased by 18 million, much of it related to Sarbanes-Oxley and cost restructuring assistance. And this expense will decrease substantially going forward. And of course we took a fourth quarter adjustment to U.S. service and supply revenues by approximately 8.5 million, and we recorded 6.6 million in excess bad debt charges due to the AR adjustment. We are confident the new processes and controls in place will create these as one time events.

Another area of progress in FY ‘05 is that we took more risk out of our business. Specifically we expanded our product and service offerings, and equally importantly our manufacturer relationships to provide us with more flexibility, create less dependence on individual product lines, and reduce potential vendor specific risk going forward. An example of this would be the success we are having in Europe with the addition of Canon and HP to our European product portfolio. We exited two more non-strategic countries, Portugal and Russia. And as I mentioned earlier, we are negotiating to sell another much larger country. And we negotiated a favorable tax settlement with European tax authorities that removed a significant historic balance sheet risk.

On the customer front we renewed 100% of all our eligible enterprise customers, and successfully expanded some. We completed necessary components of our Managed Print Services strategy by winning multi-year service contracts with the two leading printer manufacturers, and by acquiring Image One.

Another area of progress that you would not necessarily have visibility to is the solid performance we had in the U.S. with the organic growth of our TechSource business. Again, tough quarter, difficult year; however, as you just heard there are fundamental improvements that were absolutes for us to build on in fiscal 2006.

With that I’d like to turn it over. Mark and I will be happy to take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Rob Brown, Craig-Hallum Capital

Rob Brown - Craig-Hallum Capital - Analyst

I’m curious to hear that you are taking action to reduce your underperforming markets. I was just wondering if you could provide the more details on that — sort of the scale you (indiscernible), and what it could mean to the profitability.

Todd Mavis - Danka Business Systems - CEO

Sure. Well, Rob, as you know if we are nothing, it is we are conservative in our approach in terms of what we disclose and don’t disclose. And so the fact that we have even made mention to it gives you some sense of what our confidence is that this transaction will be concluded within the next couple, few weeks.

However, it is not over until it over, so therefore that’s why we are not providing a tremendous amount of specifics on this transaction. The only thing that I will just add is this is consistent with what we have been speaking with you and others about inasmuch as if it’s not strategic and/or performing, then we clearly need to be taking aggressive action. And you should know we are vigorously looking at this and all areas of our business. And again I see this as an important step and totally consistent with what we have talked about here for the last several months. But really, for the sake of this call, I prefer not to get into any more detail than that.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	6

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Rob Brown - Craig-Hallum Capital - Analyst

Fair enough. And you said you are looking at — that you are looking at other geographies, and if so, what is the timeframe that that might be?

Todd Mavis - Danka Business Systems - CEO

The answer is yes. We are looking at other geographies. And clearly any area that is non-strategic or underperforming we are looking at on a constant basis. And when and if appropriate, we will be addressing.

Rob Brown - Craig-Hallum Capital - Analyst

Fair enough. And I guess a follow-on question does — you said you are selling it for cash. Does this give you other options to improve your capital structure and address your capital structure, which I think you have talked about in the past?

And in line with that, there are some people that are worried about your liquidity. Can you address your cash position, your debt picture and kind of all as part of that?

Todd Mavis - Danka Business Systems - CEO

Sure. With respect to cash, we are selling it for cash, obviously which is a good thing, so it does improve our cash position. In terms of uses of cash, clearly we feel like our highest returns are principally in two areas. Our Vision 21 initiative has a very immediate return, and so that is an area of focus for us that you are familiar with. And we will continue to focus and progress that initiative. And as I mentioned, it does have a fairly high and immediate return.

Additionally, there are some strategic areas that we are investing in that we believe have long-term implications, particularly in the U.S. and the UK to name two. And so those are areas that we will use and continue to focus using our cash.

With respect to liquidity, as I mentioned in my remarks as well as Mark’s remarks, we were encouraged by the progress we made in the reduction of our inventories by $22 million, as you heard. And also we were pleased with the fact that we reduced our DSOs on a consolidated basis by approximately two days, and generated almost $9 million of cash as a result. So our liquidity, our cash position, is close to 100 million, coupled with our $50 million revolver puts us in a liquidity position of approximately $150 million.

Rob Brown - Craig-Hallum Capital - Analyst

On the cost side you gave a fair amount of detail, but it is very encouraging to hear you are addressing that on plan. But can you give a sense of how much — you talked about a 60 to 73 million run rate, can you give a sense about where you are progressing on that 60 to 73 million target?

Todd Mavis - Danka Business Systems - CEO

I would be glad to. Let’s go back to what we said on the last call when we disclosed the Vision 21 initiative. You will recall we did say that range that you just said, in the 60 to 73 million. And I think at that time we indicated to you that our feeling was, is we would get approximately 40 to 50% of that out in this fiscal year. And as you heard from Mark, we are on plan in terms of executing to that. So we still believe we will get cost out in that range. And we still believe we will get out something similar to the 40 to 50%. I do want to remind you that that 60 to 73 million is a combination of SG&A and COGS.

Operator

Hector Forsythe (ph), Evolution

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	7

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Hector Forsythe - Evolution - Analyst

Just a couple of — around three questions. First, could you say a little bit more about this deal you are doing with MCI? That sounds as if it might be incremental contribution in terms of cost savings. And the other thing is, could you just give us the quantification in terms of the growth strategies, as you have in the past in terms of the contribution that they are now making?

Todd Mavis - Danka Business Systems - CEO

With respect to MCI. As you know MCI is only a good provider to us, but also an important customer to us as well. So we are always excited to do more business with existing customers and vice versa. You may recall, Hector, that we had announced something with respect to MCI a little earlier that centered around them providing services as our courier, specifically with providing us VPN access in our wide area network, and Internet access and such. This really is an expansion of the relationship where they are now going to be providing us application support, production support. And that, coupled with what we are doing with IBM and some other things we’re doing, really speak to significantly reducing our IT spend over the course of this year and years to come. So we are really excited about this MCI announcement. I’m really pleased with what Michael Wedge and others have been able to do here.

I think you asked a question on the growth initiatives. As I referenced, one of the key components of our growth initiatives is TechSource. And I have been very pleased on what has happened organically with that business, especially here in the U.S. We have been good growth there. I believe that our annualized run rate done (ph) now on all of our growth is approximately 75 to $80 million. So it still continues to grow, and is moving into becoming a meaningful number for us.

And equally important is it is providing necessary components for our Managed Print Services delivery. So we are getting good growth there. We’re getting good organic growth. I think I also mentioned that we are pleased with the Image One acquisition. We are continuing to get good insights there. And overall we’re pleased with the fact that that business is on a run rate of — like I said of 75 to 80 million.

Hector Forsythe - Evolution - Analyst

Thank you. So I have a (indiscernible) going on in the background here.

Todd Mavis - Danka Business Systems - CEO

Well we have caused some few things, hopefully we are not creating fire alarms.

Hector Forsythe - Evolution - Analyst

It is (indiscernible). I just wanted to clarify, you have obviously done a lot of exercises in the States with the implementation of the Oracle system, Vision 21 through this year end to the position now where you have — I project from what you are saying — far better visibility, and you have taken a lot of one-offs. Can you just reassure that you don’t have similar problems elsewhere in the world, that you are going to work your way through it at some point in the future?

Todd Mavis - Danka Business Systems - CEO

Yes, in fact I think you framed that out very accurately. The encouraging thing is that we do not have these types of problems in Europe. This has been a U.S.-specific issue. And as you would expect there are several things that we are going doing to continue to progress this. We are doing things like simplifying contracts and reducing the number of times we actually require a meter read. We’re in the process of automating what has been a very manual process. And really a litany of other things that we’re doing to address and resolve these issues.

So I feel like we are going to be, and we have made some progress, that this is a U.S. issue. And I feel comfortable that we haven’t had these kinds of issues in Europe, and don’t anticipate to have these kinds of issues in Europe.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	8

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Hector Forsythe - Evolution - Analyst

Just one last question. Could you say something about the progress that color has made across the piece?

Todd Mavis - Danka Business Systems - CEO

Yes, in fact I just realized — is that we are talking about the growth initiatives that we didn’t make mention to that. I will give you the answer really in two formats, both in terms of units as well as revenue. I am pleased to report that our unit shipments were up slightly greater than 40%, and our revenue in color was up slightly greater than 30%. So we are continuing to focus on color. And we’re seeing some good results there. The obvious deviation between unit shipments and revenue growth, I think, is a reflection of the pressure that we are experiencing on the average sales price. But, again, good growth in both units and revenue.

Operator

John Orago (ph), Water Island Capital.

John Orago - Water Island Capital - Analyst

There are a couple of things I would like you to comment on. Of course, I am a bit frustrated with the pace of progress on what is now the third restructuring plan that we have seen implemented over the last couple of years. And when I looked at the dollars that are being spent for professional services, consultants that are advising you on the implementation of these restructuring plans, and then accompanied by what I think are, and maybe you can break out some of the details around this, a $9 million spend on Sarbanes-Oxley compliance for the quarter, which seems like an unbelievable number. How do you spend $9 million in a quarter? And I know you have indicated that that level will come down over the months and quarters ahead. But give us some color around the spending around the consulting and Sarbanes-Oxley components here.

And then speak to the issue of depth of management, because that’s a concern of ours. Michael Popovich left the Company as head of the Americas group, which Todd you took over. Tell us how that has gone, since that has taken place? Mark is leading the Company at the end of June. What can you tell us about the depth of your management team, your plans to bring in new blood? Or are you comfortable that you have the team in place to bring this Company through the current plans that you have on both the restructuring side, and also in terms of implementing the growth initiatives that you have in place? I know I have asked you to cover a lot of topics there, but if you can kind try to tackle some of those, I would appreciate it.

Todd Mavis - Danka Business Systems - CEO

Sure. Let’s start with the Sarbanes question. I’ll make just a couple of comments on that, and then perhaps Mark may want to add some additional to that. The number is big. The number is frustratingly big. And it always a little bit dangerous to associate the amount of money you spend on Sarbanes with the size of the company. I really think it has to do with the complexity of the Company. And as you know, Danka was a Company that was built through 142-plus acquisitions, and that added a degree of complexity to the process, especially when you spread that over the 20-plus countries around the world of which we are operating. So with that said, our collective feeling here is that the amount of spend that we will have going forward in this area will drop significantly.

One of the things that I am encouraged by — or a couple of the things I should say that I am encouraged by, are the following. First, for those of you that are familiar with what we have been consistently disclosing in our 10-K in terms of areas that we had identified as weaknesses, you will see in the disclosure of our material weaknesses is they are entirely consistent with what we had thought. So we have been working, and are working, on the right things.

And I believe that we have good clarity in terms of what needs to be done. And now it’s a matter of executing on that. And we well being far more reliant on our internal resources now than we will be on our extra resources. So I think in some respects that goes to your frustration on the amount of money we have spent with outside consultants, particularly in this space. So you will see our spend with outside consultants, as I mentioned, fall considerably.

With respect to the breadth and the depth of the management team, one of the reasons why we have aggressively, and will continue to aggressively, look at exiting non-strategic and nonperforming entities is because it is spreading our management team too thin. There is an absolute benefit that will come through focus. And when you are fighting multiple fires as we had been, it clearly had gotten to a point where our management team was getting stretched. So I clearly believe that by the very nature of the fact that we are going to be reducing some of the — or a number of the areas that we are going to be focused on, that that will absolutely help us.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	9

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

In terms of the management team as it exists today, I am very pleased with the management team we have. I’m very positive about the management team that we have. Certainly Mark’s retirement is something that we are in the process are going to have to address. And we will make every effort, and I’m confident that we will bring in another world-class person to help us lead in that role. But the management team as it is today, I believe, is the right management team focused on the right things. And again, I believe now this is a matter about focusing and not being spread on quite so many issues and challenges.

Operator

Tyson Dare (ph), Wealth Managers Corporation.

Tyson Dare - Wealth Managers Corporation - Analyst

Sorry to see you go, Mark. A couple of questions just to kind of add-on to what John was mentioning earlier. And that is the Sarbox cost range, do you have any budgeted numbers? And do you include in those numbers eliminating the material weaknesses that you have described in your press release as kind of an indirect cost of those findings by your consultants? And do those consultants remain on your payroll today?

Todd Mavis - Danka Business Systems - CEO

We do have an operating plan in terms of what we expect to spend in this area. We are not going to disclose that, other than to say that it is substantially materially lower than what we spent in fiscal 2005. We will significantly reduce the number of outside consultants that are a part of this initiative as well. I mean dramatically, significantly, I will give you every other kind of descriptor I can, other than to say it is going to go way down.

With respect to our remediation of these weaknesses, we will be reporting on our progress on those on a quarterly basis. And we are certainly committed to doing the kinds of things that need to be done to remediate these issues. So let me just summarize by saying, fewer consultants, spending less money, and we absolutely will keep you abreast of how we are proceeding on the remediation of these issues.

Tyson Dare - Wealth Managers Corporation - Analyst

Okay, on the debt question, and this is more general, not specifically to the one that you have pending, but any asset proceeds from sales, are they earmarked to comply with certain debt covenants?

And as a follow-on, can you verify that you are in full compliance with all debt covenants you currently have?

Mark Wolfinger - Danka Business Systems - CFO

Tyson, it is Mark. As far as full compliance the question is, absolutely yes we are in full compliance. As far as earmarking that — can you just clarify what you mean when you say earmark?

Tyson Dare - Wealth Managers Corporation - Analyst

In certain debt agreements you’ll see that you have an asset sale that you have to put forth X percent toward the reduction of that debt, or certain protocol when you have asset sales. Do have any of those with your existing instruments?

Mark Wolfinger - Danka Business Systems - CFO

We actually have a great deal of flexibility as to what we can do with those kind of asset proceeds as far as reinvestment in our business, Tyson.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	10

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Tyson Dare - Wealth Managers Corporation - Analyst

Okay, that sounds great. And just two quick ones. Addressing your convertible participation shares, it seems to be kind of that growing mole on the Company that if not addressed could turn into cancer. If you could give us any kind of indications what the Company is looking at or been trying to do in that regard?

And lastly, when should we expect an announcement as far as the new CFO?

Todd Mavis - Danka Business Systems - CEO

We believe — let’s kind of take them in the order that you presented them. With respect to the convertible situation, we clearly understand the implications of that and understand that the best solution is improving the operating performance of this Company. And is absolutely what we are focused on doing. And I’m really not going to say more than that.

With respect to Mark’s replacement, Mark as agreed to stay on — on or around until the end of the month. On an interim basis we will be having Jim Anderson, who is our Senior Vice President of Finance and our Corporate Controller — he has been with us for — I think about a year and a half, a former partner with KPMG — will be our interim CFO.

I have every reason to believe that we will get this position filled just as expeditiously as we can. Clearly we would like to minimize the amount of time that we have in the transition, and we’re focused on doing that. I hate to give you a specific date, because I just don’t know how I could do that. But clearly we are of the mindset with Mark staying through the end of June that we will have a very manageable and short transition period.

Tyson Dare - Wealth Managers Corporation - Analyst

Have you hired an executive search firm to fill that? Or are are you looking internally?

Todd Mavis - Danka Business Systems - CEO

We have hired an executive search firm. And as you would expect, we both look at both internal and external candidates.

Operator

Josh Lipton (ph) with E.E. Vance (ph).

Josh Lipton - E.E. Vance - Analyst

I wanted to spend a little more time talking about gross margins. You commented that looking forward we should return back to a normal range. Can you give us a little more color as to what a normal range is, and also how a decline in analog impacts that. And as well as your decision on the equipment side to emphasize a couple brands, and how that effects some of the rebates you have got on the equipment side, and how that all plays into gross margins?

Todd Mavis - Danka Business Systems - CEO

Sure. Let’s almost answer the question geographically too as well, because I think that gives you some needed context. As an example, when I look at the hardware margins in Europe, the hardware margins in Europe were in ranges that we have seen for the past several quarters or the several past years. Equally on the margin side on service. Where the real hit to margins came, again, was in the Americas group, and even more specifically in the U.S. And that was both on service and hardware.

If you look at the things that Mark talked about in terms of the adjustments, both in terms of revenue adjustments, as well as adjustments that were impacted because of the product portfolio decision, you would add those back — or start moving us back within the ranges that we would expect. Which on a consolidated basis, a corporate consolidated basis, as we have spoken about in the past, are in the 34 to 38% range. So hopefully than answers your question in terms of when we talk about historical ranges what our reference point is.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	11

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

And then you asked, pardon me, you had asked a question, Josh, I believe about a little more clarity on the product side. As we have been talking about for a number of quarters here, we are truly the benefactor of having some very good partners, both here in the U.S. and abroad, with our relationships with Canon and Toshiba and Kodak and Ricoh and HP and others. But from time to time there will be situations where you may have a gap in the product portfolio. And so we are taking the necessary steps to address some of those product gaps, again, which we believe both short-term and long-term will benefit by Danka. Particularly in the area of retaining customers. So it’s not so much a discussion about a product here or a product there, it’s more a discussion about making sure we have the right solutions to retain our existing customer base.

Josh Lipton - E.E. Vance - Analyst

So on the services side, is it — the analog business that is going away — the business that is there and which is hopefully growing, is it at similar margin levels as what you are losing? Or are you (multiple speakers)?

Todd Mavis - Danka Business Systems - CEO

Okay, I apologize, I forgot to answer your analog question. There is really two parts to that question. The analog service revenue is declining, as you understand, faster than we had expected. That’s the bad news. And I guess if you wanted to look at the silver lining here, it’s declining but it’s also becoming a smaller percentage of the total. I believe we are right around 35% analog on a worldwide basis — a little less than that. And encouragingly, the number of clicks, service clicks that we’re getting now, about 80% of those come from digital. So the sheer volume of clicks is becoming less and less contingent upon how we are doing in the analog segment.

In terms of the profitability, the answer is, yes, the profitability on digital is equal to, if not better, than the profitability on analog as it exists today. Because as you can imagine, we have got some analog machines that we are out there supporting now that are 8, 10, 12 years old. And it’s fairly expensive, given the fact that these are no longer production units, fewer and fewer people are trained on fixing them, etc. etc., to continue to provide service on those at similar kind of margins that we have with newer technology today.

Josh Lipton - E.E. Vance - Analyst

It makes sense. And then just come back (indiscernible) on the equipment side. You mentioned to fill holes you are at different times emphasizing different brands and a variety brands. But I guess — I felt you guys also get some sort of rebates back for volume and the like. Is there a short-term negative impact on equipment gross margins as a result of this strategy?

Todd Mavis - Danka Business Systems - CEO

Yes, there was. And that was a contributor to the margin decline that you saw in the hardware side in the U.S.

Josh Lipton - E.E. Vance - Analyst

Going forward do you expect gross margins in equipment to improve over the next few quarters? Are we talking about a similar level of equipment gross margins for some time until new products are launched?

Todd Mavis - Danka Business Systems - CEO

Yes, I think the way to answer that without going beyond what we have already said is, we feel they you will see our gross margins move back to the historical ranges that you have seen them. And so one could easily conclude from that that has an implication both on service and hardware.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	12

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Josh Lipton - E.E. Vance - Analyst

My last question gross margin question, I promise. Going back to historic ranges, is that incorporating part of the Vision 21 savings? Or is that exclusive of that?

Todd Mavis - Danka Business Systems - CEO

Well because there is a COGS component of that, the answer would be yes, that is incorporating some of that savings. So it works on both sides of that equation.

Josh Lipton - E.E. Vance - Analyst

Just a couple of other real quick ones. Have you guys given CapEx guidance for fiscal ‘06?

Todd Mavis - Danka Business Systems - CEO

No, we haven’t. I think Mark in his comments — what was it, around 25 million, Mark?

Mark Wolfinger - Danka Business Systems - CFO

Our spending for the year was in the mid 20 range. We’ve not given guidance. But I think, as we have said, our CapEx is really made up of two components, investment and rental equipment and then normal PP&E. And obviously we tend to be a low investment capital expenditure type of Company.

Josh Lipton - E.E. Vance - Analyst

So running those two pieces, rental and PP&E from fiscal ‘05 to fiscal ‘06 there shouldn’t — this is me speculating — we’re not talking about material changes in either of those? Is that a fair statement?

Mark Wolfinger - Danka Business Systems - CFO

Yes, I don’t think there’s anything materially different that we’re thinking about in that area.

Josh Lipton - E.E. Vance - Analyst

And you guys did a good job reducing working cap this quarter. Are these levels sustainable looking at what you expect with working cap?

Mark Wolfinger - Danka Business Systems - CFO

This is Mark. My comment there obviously is that we improved our DSO number by two days. That’s a sequential improvement. I think, as we have said in the past, we’re still not satisfied. We believe there is still additional opportunity there in Accounts Receivable. On the inventory side with 18%, which equated to a $22 million reduction, is very significant. Obviously depending upon how our business moves quarter-to-quarter that inventory movement could change as well.

Todd Mavis - Danka Business Systems - CEO

The only thing that I would just add to give a little bit more color around what Mark just said is, when you look at the DSOs over in Europe, they have been very stable for quite some period of time. And in all actuality has actually been lower than the DSOs in the U.S. So where the real area of opportunity is is in the Americas group, and specifically in the U.S.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	13

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Todd Mavis - Danka Business Systems - CEO

Operator, do we have any other questions?

Operator

Matthew Campbell, with Knott Partners (ph).

Matthew Campbell - Knott Partners - Analyst

Mark, sorry to see you go. Good luck in your future endeavors. I was wondering, not to put you on the hotspot, but I’m going to do that this morning. SG&A level, your target in the past has been around a 30% range. Can you give us some sense of when you think you will be able to achieve that target?

Mark Wolfinger - Danka Business Systems - CFO

Well, Matt, as you it is a numerator and denominator discussion, right? So it’s hard to give you a real specific answer on that. What I can give you absolute clarity and specificity on is the amount of costs that we intend to take out, right? And then to get to that 30 to 32% range that we have been talking about, it all gets down to also what is going to happen on the revenue side. But as I think we have said, we clearly have plans in place to get to 60 to $73 million of costs out. We will get that 60 to $73 million of costs out. And then it becomes I guess somewhat of a mathematical equation in terms of when that then comes to a 30 to 32% SG&A percentage.

Matthew Campbell - Knott Partners - Analyst

In if you could just — I missed this — you talked about a potential sale of one of your entities — one of your operations?

Todd Mavis - Danka Business Systems - CEO

One of our countries.

Matthew Campbell - Knott Partners - Analyst

Okay, one of your countries. Can you give us a range of the amount of cash that you may be able to attain from that sale?

Todd Mavis - Danka Business Systems - CEO

You know what, Matt? Since we are so close, I think, to concluding the transaction, I would prefer not to do that. I want to be mindful of the process and the discussion and negotiation that is going on. And I don’t want to do anything other than to just keep this transaction on track. So what I would ask is that you would bare with us just a little bit longer. Again, we are talking a couple of weeks, not a couple of months or a couple of years. If you can sit tight, I just be more comfortable getting the particulars (multiple speakers).

Matthew Campbell - Knott Partners - Analyst

That’s fine. And you just go over the usages of that cash then again for me please?

Todd Mavis - Danka Business Systems - CEO

Yes, we certainly have it earmarked to invest back into our business, and again improving the performance of our business.

Matthew Campbell - Knott Partners - Analyst

Any thoughts of using some of that cash to pay down any of your debt?

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	14

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

Todd Mavis - Danka Business Systems - CEO

No.

Matthew Campbell - Knott Partners - Analyst

Okay, great. Thank you very much.

Todd Mavis - Danka Business Systems - CEO

Operator, maybe we well take one or two more questions and call it a wrap.

Operator

Alexi Toscarus (ph), Bear Stearns.

Alexi Toscarus - Bear Stearns - Analyst

Just a couple of quick questions. In turns of the territories you’re looking at right now, would you say the ones that you are in discussion right now to divest, would you say that is probably the largest of your underperforming territories?

Todd Mavis - Danka Business Systems - CEO

I wouldn’t go so far as to say that.

Alexi Toscarus - Bear Stearns - Analyst

So I guess you could potentially see very a similar order of magnitude sales going forward. Would that be something which you are keenly focused on right now?

Todd Mavis - Danka Business Systems - CEO

Sure.

Alexi Toscarus - Bear Stearns - Analyst

Secondly, I was just curious. Mark, maybe you can help us on that. Just remind me your bank deal is, I would imagine, a borrowing base deal right now. Is the full 50 million available? Are you also thinking maybe of taking any term debts out at this stage — more fixed debt in terms of your senior secured capacity right now?

Mark Wolfinger - Danka Business Systems - CFO

It’s Mark. I will answer the components of that questions, or questions. Firstly, on the availability, there’s a borrowing base definition built around our U.S. assets. As far as the availability at the end of March of ‘05, I think as Todd indirectly referenced we had a full $50 million of availability off of that commitment at the end of March of ‘05.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	15

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

And I think Todd referenced a total liquidity number, which would be our book cash of about 98 to 99 million, plus our availability of total liquidity in the $150 million range approximately. So that is that piece, I think, to your question.

The second part on plans as far as capital structure or term debt, no, there is nothing we have discussed publicly about that. And that’s about the only further comment I would make, so hopefully that answers your questions.

Alexi Toscarus - Bear Stearns - Analyst

Todd, one last one. I know it is a tough one here, and guidance is really not something that one can give at this stage, I would imagine. But qualitatively speaking, are you feeling any more comfortable compared to your analyst day back in — I think it was back in March — in terms of when the turn comes in terms of topline, are we any closer, or just basically steady as she goes, and when it comes, it comes?

Todd Mavis - Danka Business Systems - CEO

You know what I would say to that is, every day we get good feedback and validation that this Managed Print Services strategy is a real opportunity. It is a legitimate emerging component of this 100 billion market that we serve. And I believe that it does, as we talked — as you know, as we have talked about how that expands the size of the opportunity that we participate in? I believe all that definitely to be as we believed it to be back in March when we got together. So I remain absolutely convinced, as I know the management team here, that that is a very real tangible market opportunity for Danka. I think that’s probably the best place to leave it.

Alexi Toscarus - Bear Stearns - Analyst

Best of luck, Mark. Thank you guys.

Don Thurman - Danka Business Systems - Chief Marketing Officer

Operator, I just wanted to let you know that that is all the time we have set aside for the call today for questions. So with that, we will end the conference call. Thank you very much.

Operator

This concludes today’s Danka fiscal year 2005 fourth quarter and year end financial results conference call. You may now disconnect.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	16

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

Jun. 10. 2005 / 10:00AM, DANKY - Q4 2005 Danka Business Systems Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.

Thomson StreetEvents	streetevents@thomson.com	617.603.7900	www.streetevents.com	17

© 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.